                                                                     EXHIBIT 3.1

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                         CYPRESS COMMUNICATIONS, INC.



     It is hereby certified that:

          (1) The name of the corporation (hereafter the "Corporation") is CYPRESS COMMUNICATIONS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, having filed its Certificate of Incorporation on July 15, 1997.

          (2) This Amended and Restated Certificate of Incorporation amends and restates in its entirety the original Certificate of Incorporation, including all prior Certificates of Designation, and was adopted in accordance with the provisions of Section 245 of the Delaware General Corporation Law.

                                   ARTICLE I
                                   ---------

                                     Name
                                     ----

     The name of the corporation is Cypress Communications, Inc. (the "Corporation").

                                  ARTICLE II
                                  ----------

                    Registered Office and Registered Agent
                    --------------------------------------

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, in the county of New Castle. The name of the Corporation's registered agent is the Corporation Trust Company.

                                  ARTICLE III
                                  -----------

                              Nature of Business
                              ------------------

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware ("GCL").

                                  ARTICLE IV
                                  ----------

                                Stock Issuance
                                --------------

                          PART A.  Authorized Shares
                                   -----------------

     The total number of shares of capital stock which the Corporation shall have authority to issue is 8,280,029.58 shares, consisting of:

          (a) 3,703,566 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock"); and

          (b)  4,576,463.58 shares of Common Stock, par value $.001 per share.

                           PART B.  Preferred Stock
                                    ---------------

     Authority is hereby expressly vested in the board of directors of the Corporation, subject to the provisions of this Article IV and to the limitations prescribed by law, to authorize the issuance from time to time of one or more series of Preferred Stock. The authority of the board of directors with respect to each series of Preferred Stock shall include, but not be limited to, the determination or fixing of the following by resolution or resolutions adopted by the affirmative vote of a majority of the total number of the directors then in office:

          (a)  The designation of such series;

          (b) The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or series of the Corporation's capital stock and whether such dividends shall be cumulative or non-cumulative;

          (c) Whether the shares of such series shall be subject to redemption for cash, property or rights, including securities of any other corporation, by the Corporation or upon the happening of a specified event and, if made subject to any such redemption, the times or events, prices, rates, adjustments and other terms and conditions of such redemptions;

          (d) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

          (e) Whether or not the shares of such series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or of any other series of the same class of the Corporation's capital stock and, if provision be made for conversion or exchange, the times or events, prices, rates, adjustments and other terms and conditions of such conversions or exchanges;

          (f) The restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

          (h) The provisions as to voting, option and/or other special rights and preferences, if any, including, without limitation, the rights to elect one or more directors with or without special voting rights.


                    PART C.  Designation of Preferred Stock
                             ------------------------------

     The Corporation hereby designates 1,211,140 shares of Preferred Stock as Series A Preferred Stock, 1,912,813 shares of Preferred Stock as Series B Preferred Stock and 579,613 shares of Preferred Stock as Series B-1 Preferred Stock. Such shares shall have the respective rights and preferences set forth in the Amended and Restated Certificate of Designation of Series A Preferred Stock, Certificate of Designation of Series B Preferred Stock and Certificate of Designation of Series B-1 Preferred Stock attached hereto as Exhibit A and
                                                             ---------
incorporated herein by reference.

                                   ARTICLE V
                                   ---------

                              Board of Directors
                              ------------------

     The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws.

                                  ARTICLE VI
                                  ----------

                            Interested Transactions
                            -----------------------

     A director of the Corporation shall not in the absence of fraud be disqualified by his office from dealing or contracting with the Corporation either as a vendor, purchaser or otherwise, nor in the absence of fraud shall a director of the Corporation be liable to account to the Corporation for any profit realized by him from or through any transaction or contract of the Corporation by reason of the fact that he, or any firm of which he is a member or any corporation of which he is an officer, director or stockholder, was interested in such transaction or contract if such transaction or contract has been authorized, approved or ratified in the manner provided in the GCL for authorization, approval or ratification of transactions or contracts between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest.

                                  ARTICLE VII
                                  -----------

                        Personal Liability of Directors
                        -------------------------------

     The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of
Section 102 of the GCL, as the same may be amended and supplemented, or any corresponding provision of the General Corporation Law of the State of Delaware.

                                 ARTICLE VIII
                                 ------------

                                Indemnification
                                ---------------

     (a) The Corporation shall to the fullest extent permitted by the GCL, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or an officer of the Corporation, or is or was serving at the request of the Corporation as a director or an officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of non contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

     (b) The Corporation shall indemnify any person who was or is party or is threatened to be made party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or an officer of the Corporation, or is or was serving at the request of the Corporation as a director or an officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a director or an officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Article VIII, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or an officer is proper in the circumstances because such director or officer has met the applicable standard of conduct set forth in subsections (a) and (b) of this Article VIII. Such determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by an affirmative vote of the stockholders having shares with sixty-six and two-thirds (66-2/3) of the number of votes entitled to be cast with respect to such matter.

     (e) Expenses incurred by a director or an officer in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article VIII.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in a director's or an officer's official capacity and as to action in another capacity while holding such office.

     (g) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VIII.

     (h) The provisions of this Article VIII shall be deemed to be a contract between the Corporation and each director or officer who serves in such capacity at any time while this Article VIII is in effect and any repeal or modification of this Article VIII shall not affect any rights or obligations then existing with respect to any state of facts then or therefore existing or in any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts. The provisions of this Article VIII shall not be deemed to be a contract between the Corporation and any directors or officers of any other Corporation (the "Second Corporation") which shall merge into or consolidate with this Corporation when this Corporation shall be the surviving or resulting Corporation, and any such directors or officers of the Second Corporation shall be indemnified to the extent required under the GCL only at the discretion of the board of directors of this Corporation.

     (i) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or an officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                  ARTICLE IX
                                  ----------

                                  Amendments
                                  ----------

     The Corporation reserves the right to amend, alter, change, repeal or waive any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute. No amendment to or repeal of Article VI,
Article VII or Article VIII of this Certificate of Incorporation shall apply to or have any effect on the rights of any individual referred to in such Articles for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.

                                   ARTICLE X
                                   ---------

                                    Bylaws
                                    ------

     Subject to any limitations in the Bylaws of the Corporation, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

                                  ARTICLE XI
                                  ----------

                             Business Combinations
                             ---------------------

     The Corporation shall not be governed by the provisions of Section 203 of the GCL.


           [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by the duly authorized officer of CYPRESS COMMUNICATIONS, INC. on this 30/th/ day of September, 1998.

                              CYPRESS COMMUNICATIONS, INC.


                              By: /s/ Mark A. Graves
                                 -------------------------------
                                  Mark A. Graves, President

                                   Exhibit A

                              AMENDED AND RESTATED
            CERTIFICATE OF DESIGNATION OF SERIES A PREFERRED STOCK,
          CERTIFICATE OF DESIGNATION OF SERIES B PREFERRED STOCK, AND
            CERTIFICATE OF DESIGNATION OF SERIES B-1 PREFERRED STOCK

                                       OF

                          CYPRESS COMMUNICATIONS, INC.

     One Million Two Hundred Eleven Thousand One Hundred Forty (1,211,140) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred"), One Million Nine Hundred Twelve Thousand Eight Hundred Thirteen (1,912,813) are hereby designated "Series B Preferred Stock" (the "Series B Preferred"), and Five Hundred Seventy Nine Thousand Six Hundred Thirteen (579,613) are hereby designated "Series B-1 Preferred Stock" (the "Series B-1 Preferred"). The Series A Preferred, the Series B Preferred, and the Series B-1 Preferred are hereinafter collectively referred to as the "Senior Preferred." Certain other capitalized terms used herein are defined in Section 6 hereof.

     The rights, preferences, privileges, restrictions and other matters relating to the Senior Preferred are as follows:


     1.   Dividend Rights.

          (a) Each holder of Senior Preferred, in preference to the holders of Common Stock of the Corporation, par value $.001 per share (the "Common Stock"), and any other stock of the Corporation that is not by its terms expressly senior to in right of payment to the Senior Preferred (collectively, "Junior Stock"), shall be entitled to receive dividends, when and as declared by the Board of Directors, but only out of funds that are legally available therefor.

          (b) The Corporation shall not declare or pay any dividends (whether payable in cash, securities or other property) upon any stock of the Corporation that is not by its terms expressly senior with respect to dividend rights to the Senior Preferred, other than dividends payable solely in shares of Common Stock, unless the Corporation shall first declare and pay to the holders of the Senior Preferred the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Senior Preferred had all of the outstanding Senior Preferred been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

          (c) So long as any Series B Preferred remains outstanding, (i) without the prior written consent of the holders of a majority of the Series A Preferred and at least 97% of the Series B Preferred (excluding for such purposes holders who are Founding Stockholders, whose consent shall not be required), the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any capital stock, other than Series B Preferred or Series B-1 Preferred, of the Corporation; (ii) without the prior written consent of the holders of a majority of the Series B Preferred, except as set forth in Section 4 hereof, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Series B Preferred or Series B-1 Preferred; and (iii) without the prior written consent of the holders of at least 97% of the outstanding shares of Series B Preferred the Corporation shall not, directly or indirectly, pay or declare any dividend or make any distribution upon any capital stock of the Corporation. The provisions of this Section 1(c) shall not, however, apply to (i) the acquisition of shares of any Junior Stock solely in exchange for shares of any other Junior Stock, (ii) the payment of cash dividends on the Common Stock to the extent that equivalent dividends are paid on the Senior Preferred as provided above, or (iii) any repurchase of any Reserved Employee Stock or Founding Stock from former employees, directors or consultants in connection with termination of employment or service as a director or consultant that is approved by the Corporation's Board of Directors.

     2.   Voting Rights.

          (a) Generally. Except as otherwise provided herein or as required by law, the Series A Preferred and Series B Preferred (collectively the "Voting Senior Preferred") shall vote with the shares of the Common Stock of the Corporation (and not as a separate class) at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of the Voting Senior Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Voting Senior Preferred are convertible (pursuant to Section 5 below) immediately after the close of business on the record date fixed for such meeting or on the effective date of such written consent. The holders of the Series B-1 Preferred shall have no voting rights with respect to any matter, except as required by the General Corporation Law of the State of Delaware.

          (b) Election of Directors. In the election of directors of the Corporation, the holders of the Voting Senior Preferred, voting separately as a single class to the exclusion of all other classes of the Corporation's capital stock and with each share of Voting Senior Preferred entitled to one vote, shall be entitled to elect four directors (except as otherwise provided in the Stockholders Agreement) to serve on the Corporation's Board of Directors until such persons' successors are duly elected by the holders of the Voting Senior Preferred or such persons are removed from office by the holders of the Voting Senior Preferred. If the holders of the Voting Senior Preferred for any reason fail to elect a director to fill any such directorship, such position shall remain vacant until such time as the holders of the Voting Senior Preferred elect a director to fill such position and shall not be filled by resolution or vote of the Corporation's Board of Directors or the Corporation's other stockholders. During the existence of an Event of Noncompliance and for a period of two months after such Event of Noncompliance has been cured or waived, the directors elected by the holders of Voting Senior Preferred shall be deemed to constitute a separate class of directors of the Corporation within the meaning of Section 141(d) of the Delaware General Corporation Law, and such directors shall together be entitled to cast a number of votes on each matter considered by the Board of Directors (including for purposes of determining the existence of a quorum) equal to the sum of the number of votes entitled to be cast by all other members of the Board of Directors plus one.

          (c) Class Vote Requirement. Except as otherwise provided herein, without the affirmative vote of the holders of a majority of the Series A Preferred and the Series B Preferred (the "Required Holders") voting together as a single class, the Corporation will not (i) create, issue or authorize the issuance of any additional Senior Preferred or create or authorize any new class or series of the Corporation's capital stock, (ii) amend the Corporation's Certificate of Incorporation or bylaws, (iii) engage in any merger, consolidation, recapitalization, liquidation or sale of substantial assets outside the ordinary course of business, (iv) engage in any acquisition of substantial assets outside the ordinary course of business or engage in any business other than the business of the Corporation, described in the Corporation's most recent annual business plan approved by the Board of Directors of the Corporation and activities incidental thereto, (v) increase the amount of Reserved Employee Stock, (vi) issue Founding Stock or (vii) engage in any transaction with an Affiliate of the Corporation that is not approved by a majority of the Corporation's disinterested directors.

     3.   Liquidation Rights.

          (a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation Event"), before any distribution or payment shall be made to the holders of any other stock of the Corporation that is not by its terms expressly senior with respect to liquidation rights to the Series B Preferred and Series B-1 Preferred, the holder of Series B Preferred and Series B-1 Preferred shall be entitled to be paid out of the assets of the Corporation, to the extent legally available for distribution, an amount with respect to each share of Series B Preferred and Series B-1 Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) equal to the sum of
(A) the Original Series B and Series B-1 Issue Price, as defined in Section 5(b) below, plus (B) all accrued but unpaid dividends thereon (the "Series B and Series B-1 Liquidation Preference" or the "Series B and Series B-1 Liquidation Value").

          (b) Upon any Liquidation Event, after the payment in full of the Series B and Series B-1 Preferred Liquidation Preference and before any distribution or payment shall be made to the holders of any other stock of the Corporation that is not by its terms expressly senior with respect to liquidation rights to the Series A Preferred, the holder of Series A Preferred shall be entitled to be paid out of the assets of the Corporation, to the extent legally available for distribution, an amount with respect to each share of Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) equal to the sum of (A) the Original Series A Issue Price, as defined in Section 5(b) below, plus (B) all accrued but unpaid dividends thereon (the "Series A Liquidation Preference" or the "Series A Liquidation Value").

          (c) After the payment in full of the Series B and Series B-1 Liquidation Preference and the Series A Liquidation Preference, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed to the holders of Junior Stock, if any, entitled to a preference over the Common Stock and, thereafter, to the holders of Common Stock. In lieu of receiving distributions pursuant to Sections 3(a) and 3(b), the holders of Senior Preferred shall be entitled to participate in distributions to holders of the Common Stock such that the holders of Senior Preferred receive aggregate distributions equal to the amounts that such holders would have received if the Senior Preferred Stock had been converted into Common Stock immediately prior to such Liquidation Event.

          (d) At the option of the Required Holders, the following events shall be considered a Liquidation Event for purposes of this Section 3:

               (i) any merger, consolidation, business combination, reorganization or recapitalization of the Corporation to which the Corporation is a party, except for a merger, consolidation or other corporate reorganization, in which after giving effect to such event, the holders of the Corporation's outstanding capital stock as of the filing date hereof, or their respective transferees, own directly or indirectly at least 50% of the Corporation's voting power under ordinary circumstances (an "Acquisition"); or

               (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation (an "Asset Transfer").

          (e) If, upon any Liquidation Event, the assets of the Corporation legally available for distribution shall be insufficient to make payment in full of the Series B and Series B-1 Preferred Liquidation Preference, then such assets shall be distributed among the holders of Series B Preferred and Series B-1 Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled as a liquidation preference.

          (f) If, upon any Liquidation Event, the assets of the Corporation legally available for distribution shall be sufficient to make payment in full of the Series B and Series B-1 Preferred Liquidation Preference, but the assets then remaining and legally available for distribution shall be insufficient to make payment in full of the Series A Preferred Liquidation Preference, then such remaining assets shall be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled as a liquidation preference.

     4.   Redemption Rights.

          (a) Scheduled Redemptions. At the written request of a holder of then-outstanding Senior Preferred (which must be furnished to the Corporation not more than 120 nor less than 30 days prior to the Scheduled Redemption Date, as defined below), the Corporation shall redeem the number of shares of Series A Preferred , Series B Preferred or Series B-1 Preferred, as the case may be, requested to be redeemed by such holder up to an amount not exceeding 33-1/3% of the total number of shares of Series A Preferred, Series B Preferred or Series B-1 Preferred issued to such holder (or, if applicable, the entity from which such holder's shares were transferred) under the Series A Purchase Agreement or the Series B and Series B-1 Purchase Agreement, as the case may be, (or such lesser number then outstanding or previously transferred) on each of the sixth, seventh and eighth anniversaries of July 15, 1997 (each, a "Scheduled Redemption Date") at a price per share equal to the Series A Liquidation Value or the Series B and Series B-1 Liquidation Value, as the case may be.

          (b) Redemption Payments. The Corporation shall effect such redemptions on the applicable Scheduled Redemption Date by paying in cash in exchange for the shares of Senior Preferred to be redeemed, a sum equal to the Series A Liquidation Value or Series B and Series B-1 Liquidation Value, as applicable, to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share, duly endorsed). If, upon any Scheduled Redemption Date, the assets of the Corporation legally available for redemption of the Senior Preferred shall be insufficient to redeem in full all shares requested to be redeemed on such date by all holders of Senior Preferred in accordance with this paragraph, then the shares of Senior Preferred requested to be redeemed shall be redeemed ratably in proportion to the full amounts that the holders of such shares would be entitled to have redeemed (for such purpose, without regard to whether the number sought to be redeemed by any such holder is actually less than such full amounts). At any time thereafter when additional funds of the Corporation are legally available for the redemption of Senior Preferred, such funds shall immediately be used to redeem as much of the balance of the shares which the Corporation has become obligated to redeem as can be redeemed with such additional funds on any Scheduled Redemption Date but which it has not redeemed; provided that any holder shall be entitled in its sole discretion to decline to have any shares held by it so redeemed.

          (c) Certificates for Balance. In case fewer than the total number of shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed shares.

          (d) Other Redemptions or Acquisitions. Except as expressly authorized herein, the Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any shares of Senior Preferred. Any such redemption or acquisition of shares of Senior Preferred shall be made pro rata to all holders of Senior Preferred which participate in such redemption or acquisition, on the basis of the liquidation value of the shares owned by each such holder and any such holder may elect not to participate in such a transaction.

     5.   Conversion Rights.

       The holders of the Senior Preferred shall have the following rights with respect to the conversion of the Senior Preferred into shares of Common Stock:

          (a) Optional Conversion. Subject to and in compliance with the provisions of this Section 5, each share of Series B-1 Preferred may, at the option of the holder, be converted at any time into one fully-paid and nonassessable share of Series B Preferred; provided, however, that no shares of Series B-1 Preferred held by Building Communications LLC, a Delaware limited liability company ("Building Communications") or any entity controlling, under common control with or controlled by Building Communications, may be converted under this subparagraph (a) while such shares are held by any such entities. Subject to and in compliance with the provisions of this Section 5, any shares of Senior Preferred, may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Senior Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable "Conversion Rate" then in effect (determined as provided in Section 5(b)) by the number of shares of Senior Preferred being converted.

          (b) Conversion Rate. The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Conversion Rate") shall be the quotient obtained by dividing the Original Series A Issue Price, plus any declared but unpaid dividends thereon, by the "Series A Conversion Price" calculated as provided in Section 5(c). The "Original Series A Issue Price" shall be five dollars ($5.00), as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Senior Preferred. The conversion rate in effect at any time for conversion of the Series B Preferred and Series B-1 Preferred (the "Series B and Series B-1 Conversion Rate") shall be the quotient obtained by dividing the Original Series B and Series B-1 Issue Price, plus any declared but unpaid dividends thereon, by the "Series B and Series B-1 Conversion Price" calculated as provided in Section 5(c). The "Original Series B and Series B-1 Issue Price" shall be eight dollars ($8.00), as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Senior Preferred.

          (c) Conversion Price. The conversion price for the Series A Preferred (the "Series A Conversion Price") shall initially be the Original Series A Issue Price. Such initial Series A Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series A Conversion Price shall mean the Series A Conversion Price as so adjusted. The conversion price for the Series B Preferred and Series B-1 Preferred (the "Series B and Series B-1 Conversion Price") shall initially be the Original Series B and Series B-1 Issue Price. Such initial Series B and Series B-1 Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series B and Series B-1 Conversion Price shall mean the Series B and Series B-1 Conversion Price as so adjusted. If and whenever on or after the original date of issuance of the Series B Preferred and Series B-1 Preferred the Corporation issues or sells, or in accordance with this Section 5(c) is deemed to have issued or sold, any shares of its Common Stock (other than pursuant to a Permitted Issuance) for a consideration per share less than the Series A Conversion Price or Series B and Series B-1 Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the then existing Series A Conversion Price or Series B and Series B-1 Conversion Price, as applicable, shall be reduced to the amount determined by dividing (a) the sum of (1) the product derived by multiplying the Series A Conversion Price or Series B and Series B-1 Conversion Price, as applicable, in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received or deemed to have been received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. For purposes of determining the adjusted Series A Conversion Price or Series B and Series B-1 Conversion Price, the following shall be applicable:

               (i) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options (other than stock options granting Reserved Employee Stock) and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the applicable Series A Conversion Price or Series B and Series B-1 Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Series A Conversion Price or Series B and Series B-1 Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

               (ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the applicable Series A Conversion Price or Series B and Series B-1 Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Series A Conversion Price or Series B and Series B-1 Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Series A Conversion Price or Series B and Series B-1 Conversion Price had been or are to be made pursuant to other provisions of this Section 5, no further adjustment of the Series A Conversion Price or Series B and Series B-1 Conversion Price shall be made by reason of such issue or sale.

               (iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Series A Conversion Price or Series B and Series B-1 Conversion Price in effect at the time of such change shall be immediately adjusted to the applicable Series A Conversion Price or Series B and Series B-1 Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

               (iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Series A Conversion Price or Series B and Series B-1 Conversion Price then in effect hereunder shall be adjusted immediately to the applicable Series A Conversion Price or Series B and Series B-1 Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

               (v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the Required Holders. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the Required Holders. The determination of such appraiser shall be final and binding upon the parties, and the reasonable fees and expenses of such appraiser shall be borne by the Corporation.

               (vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction, the Board of Directors of the Corporation shall make a good faith determination of the portion of the consideration received therefor allocable as consideration for which the Corporation issued the Option.

               (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

          (d) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date that the first share of Series B Preferred is issued (the "Original Series B and Series B-1 Issue Date") effect a subdivision of the outstanding Common Stock, the Series A Conversion Price and the Series B and Series B-1 Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Series B and Series B-1 Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, the Series A Conversion Price and the Series B and Series B-1 Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this

Section 5(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          (e) Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after the Original Series B and Series B-1 Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A Conversion Price and the Series B and Series B-1 Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying each of the Series A Conversion Price and the Series B and Series B-1 Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each of the Series A Conversion Price and the Series B and Series B-1 Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price and the Series B and Series B-1 Conversion Price shall be adjusted pursuant to this Section 5(e) to reflect the actual payment of such dividend or distribution.

          (f) Adjustments for Other Dividends and Distributions. If the Corporation at any time or from time to time after the Original Series B and Series B-1 Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series A Preferred and the holders of Series B Preferred and Series B-1 Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their respective Senior Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Senior Preferred or with respect to such other securities by their terms.

          (g) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Series B and Series B-1 Issue Date, the Common Stock issuable upon the conversion of the Senior Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), in any such event each holder of Senior Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change with respect to the maximum number of shares of Common Stock into which such shares of Senior Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.

          (h) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Original Series B and Series B-1 Issue Date, there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5), as a part of such capital reorganization, provision shall be made so that the holders of the Senior Preferred shall thereafter be entitled to receive upon conversion of the Senior Preferred the number of shares of stock or other securities or property of the Corporation to which a holder of the maximum number of shares of Common Stock deliverable upon conversion would have been entitled in connection with such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Senior Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series A Conversion Price and the Series B and Series B-1 Conversion Price then in effect and the number of shares issuable upon conversion of the Senior Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

          (i) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A Conversion Price or the Series B and Series B-1 Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Senior Preferred, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Senior Preferred at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Corporation for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Series A Conversion Price and the Series B and Series B-1 Conversion Price at the time in effect, (3) the number of additional shares of Common Stock issued or sold or deemed to have been issued or sold, and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Senior Preferred.

          (j) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(d)) or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, any Asset Transfer (as defined in Section 3(d)), or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Senior Preferred at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed for determining the holders of record of Common Stock (or other securities) that shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

          (k) Automatic Conversion. Each share of Senior Preferred shall automatically be converted into shares of Common Stock, based on the then-effective applicable Series A Conversion Price or Series B and Series B-1 Conversion Price, immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which (i) the per share price to the public is at least $25.00 per share (as adjusted for stock splits, recapitalizations and the like), and (ii) the gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees) are at least $30,000,000. Upon such automatic conversion, all declared but unpaid dividends, if any, shall be paid in accordance with Section 5(1).

          (l)  Mechanics of Conversion.

               (i) Optional Conversion. Each holder of Senior Preferred who desires to convert the same into shares of Common Stock or each holder of Series B-1 Preferred who desires to convert the same into shares of Series B Preferred as the case may be, pursuant to this Section 5, shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Senior Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Senior Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock, or shares of Series B Preferred as the case may be, to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared but unpaid dividends on the shares of Senior Preferred being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificate representing the shares of Senior Preferred to be converted, and the person entitled to receive the shares of Common Stock, or shares of Series B Preferred as the case may be, issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock, or shares of Series B Preferred as the case may be, on such date.

               (ii) Automatic Conversion. Upon the occurrence of the event specified in Section 5(k) above, the outstanding shares of Senior Preferred shall be converted into Common Stock automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Senior Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon surrender by any holder of the certificates formerly representing shares of Senior Preferred at the office of the Corporation or any transfer agent for the Senior Preferred, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Senior Preferred surrendered were convertible on the date on which such automatic conversion occurred, and the Corporation shall promptly pay in cash or, at the option of the Corporation, Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion) or, at the option of the Corporation, a combination of both, all declared but unpaid dividends on the shares of Senior Preferred being converted. Until surrendered as provided above, each certificate formerly representing shares of Senior Preferred shall be deemed for all corporate purposes to represent the number of shares of Common Stock resulting from such automatic conversion.

          (m) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Senior Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Senior Preferred by a holder thereof shall be aggregated for purposes of determination whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

     6.   Certain Definitions.

       "Affiliate" means an affiliate as defined in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

       "Event of Noncompliance" means any of the following:

               (i) the Corporation fails to make any dividend, redemption or other payment with respect to the Series A Preferred, Series B Preferred, or Series B-1 Preferred which it is required to make hereunder, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;

               (ii) the Corporation breaches or otherwise fails to perform or observe any other covenant or agreement set forth herein or in the Stockholders Agreement, which default is not cured within a reasonable period of time (not to exceed 45 days) after written notice of such default is provided to the Corporation by the Required Holders or, if such default is not capable of being cured, such default shall constitute an Event of Noncompliance upon provision of such notice; provided, however, that no Event of Noncompliance shall have occurred under this subparagraph (ii) if the Corporation establishes (to the reasonable satisfaction of the Required Holders) that (a) the particular default has not been caused by knowing or purposeful conduct by the Corporation or any Subsidiary, (b) the Corporation has exercised, and continues to exercise, best efforts to expeditiously cure the default (if cure is possible), (c) the default is not material to the financial condition, operating results, operations, assets or business prospects of the Corporation and its Subsidiaries, taken as a whole, and (d) the default is not material to any holder's investment in the Series A Preferred, Series B Preferred, or Series B-1 Preferred;

               (iii) any representation or warranty made to any holder of Series A Preferred in the Series A Purchase Agreement, any holder of Series B Preferred and Series B-1 Preferred in the Series B and Series B-1 Purchase Agreement, or in the Stockholders Agreement or any information required to be furnished by the Corporation to holders of Senior Preferred, is false or misleading in any material respect on the date made or furnished with respect to the financial condition, operating results, operations, assets or business prospects of the Corporation and its Subsidiaries, taken as a whole, or would otherwise materially adversely affect any holder's interest in, or would have materially adversely affected the investment decision of any holder with respect to, the Senior Preferred.

               (iv) the Corporation or any Significant Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any Significant Subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any Significant Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any Significant Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any Significant Subsidiary or of any substantial part of the assets of the Corporation or any Significant Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or any Significant Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any Significant Subsidiary and either (a) the Corporation or any such Significant Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days; or the Corporation or any Significant Subsidiary defaults in the payment when due of any monetary obligation in the amount of $50,000 or more or defaults in the performance of any obligation or agreement if the effect of such default is to cause an amount exceeding $50,000 to become due prior to its scheduled payment date or to permit the holder or holders of any such obligation (after giving effect to any applicable grace period) to cause an amount exceeding $50,000 to become due prior to its scheduled payment date.

       "Common Stock Deemed Outstanding" means, at any given time, the sum of the number of shares of Common Stock actually outstanding at such time, plus (i) the number of shares of Common Stock deemed to have been issued pursuant to subparagraphs 5(c)(i) and 5(c)(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time and (ii) common stock issuable pursuant to any vested employee options.

       "Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

       "Founding Stock" means shares of Common Stock, other than Reserved Employee Stock, that are (i) owned by any Founding Stockholders or any Permitted Transferee thereof, (ii) issued or issuable upon the conversion or exercise of any stock (other than Series A Preferred, Series B Preferred, or Series B-1 Preferred), warrants, options or other securities of the Company owned by any Founding Stockholder or any direct or indirect transferee, and (iii) issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) and (ii) above.

       "Founding Stockholders" means any stockholder that is a party to the Stockholders Agreement other than (i) Centennial Fund V., L.P., a Delaware limited partnership, Centennial Entrepreneurs Fund V., L.P., a Delaware limited partnership, Alta Communications VI, L.P., a Delaware limited partnership, Alta-Comm S By S, LLC, a Massachusetts limited liability company, Building Communications, Inc., a Delaware limited liability company, and Tenant Communications, Inc., a Massachusetts corporation, or (ii) any direct or indirect transferee of any of the parties listed in (i) above.

       "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

       "Permitted Issuance" means (i) any issuance of Common Stock upon conversion of shares of Senior Preferred or (ii) any issuance of Reserved Employee Stock.

       "Permitted Transferee" means with respect to a Founding Stockholder who is an individual, a member of such Founding Stockholder's immediate family, a trust established for the benefit of the Founding Stockholder or members of such Founding Stockholder's immediate family, or a transferee of such Founding Stockholder by will or the laws of intestate succession.

       "Reserved Employee Stock" means up to 866,530.12 shares of Common Stock issuable to employees, directors or consultants of the Corporation and its Subsidiaries as determined by the Corporation's Board of Directors with vesting and buy-back restrictions approved by the Board of Directors and the holders of Senior Preferred Stock in accordance with the terms of the Stockholders Agreement.

       "Series A Purchase Agreement" means the Series A Preferred Stock Purchase Agreement, dated as of July 15, 1997, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

       "Series B and Series B-1 Purchase Agreement" means the Series B Preferred and Series B-1 Stock Purchase Agreement, dated as of September 30, 1998, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

       "Stockholders Agreement" means the Second Amended and Restated Stockholders Agreement dated as of September 30, 1998, by and among the Corporation, the purchasers of Series A Preferred, the purchasers of Series B Preferred, the purchasers of Series B-1 Preferred and certain other stockholders of the Corporation, as such agreement may from time to time be amended in accordance with its terms.

       "Significant Subsidiary" means a "significant subsidiary" as such term is defined in Regulation S-X of the Securities and Exchange Commission.

       "Subsidiary" means any corporation of which the shares of outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the board of directors who are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

     7.   Amendment and Waiver.

       No amendment, modification or waiver of any of the terms or provisions of this Amended and Restated Certificate of Designation shall be binding or effective without the prior written consent of the Required Holders and no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the

Required Holders, provided that any action which would increase or decrease the aggregate number of authorized shares or increase or decrease the par value of the shares of the Series A Preferred, the Series B Preferred or the Series B-1 Preferred, as the case may be, or alter or change any of the powers, preferences or special rights of the Series A Preferred, the Series B Preferred or the Series B-1 Preferred, as the case may be, so as to affect them adversely shall require the consent of the holders of at least 80% of the outstanding shares of Series A Preferred where such action will affect the Series A Preferred, 97% of the outstanding shares of Series B Preferred where such action will affect the Series B Preferred and a majority of the outstanding shares of Series B-1 Preferred where such action will affect the Series B-1 Preferred. Any amendment, modification or waiver of any of the terms or provisions of this Amended and Restated Certificate of Designation made in compliance with this Section 7, whether prospective or retroactively effective, shall be binding upon all holders of Senior Preferred.

     8.   General Provisions.

          (a) Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of the Series A Preferred, the Series B Preferred, and the Series B-1 Preferred. Upon the surrender of any certificate representing Senior Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

          (b) Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Senior Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

          (c) Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Senior Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Senior Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding

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

shares of the Senior Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (d) Reservation of Series B Preferred Issuable Upon Conversion of Series B-1 Preferred. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Series B Preferred Stock, solely for the purpose of effecting the conversion of the shares of the Series B-1 Preferred, such number of its shares of Series B Preferred as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B-1 Preferred. If at any time the number of authorized but unissued shares of Series B Preferred shall not be sufficient to effect the conversion of all then-outstanding shares of the Series B-1 Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series B Preferred to such number of shares as shall be sufficient for such purpose.

          (e) Notices. Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices to stockholders shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

          (f) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock (or Series B Preferred in the case of the conversion of Series B-1 Preferred into Series B Preferred) upon conversion of shares of Senior Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Senior Preferred so converted were registered.

          (g) No Dilution or Impairment. The Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

          (h) No Reissuance of Senior Preferred. Any share of Senior Preferred which is redeemed or otherwise acquired (by purchase, conversion or otherwise) by the Corporation will be canceled and will not be reissued, sold or transferred.

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